UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2007

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 663-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements With Certain Officers.

(e) Deferred Stock. On January 31, 2007, the Compensation Committee of the Board of Directors of Altria Group, Inc. (the “Company”) approved the grant of shares of deferred stock under the 2005 Performance Incentive Plan to the following executive officers in the amounts indicated below:

Name	Shares of Deferred Stock
Louis C. Camilleri	114,470
Dinyar S. Devitre	24,040
Steven C. Parrish	22,900
Michael E. Szymanczyk	25,190
Charles R. Wall	25,190

The deferred stock awards vest three years from the grant date. A form of deferred stock agreement is attached as an Exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Base Salaries. On January 31, 2007, the Compensation Committee approved new base salaries, effective May 1, 2007, for the following executive officers, in the amounts indicated below:

Name	Base Salary Amount
Dinyar S. Devitre	$900,000
Steven C. Parrish	$1,000,000
Michael E. Szymanczyk	$1,200,000
Charles R. Wall	$1,080,000

Annual Incentive Awards. On January 31, 2007, the Compensation Committee approved annual incentive awards for 2006, payable in cash, to the following executive officers, as follows:

Name	Annual Incentive Award
Louis C. Camilleri	$4,500,000
Dinyar S. Devitre	$1,050,000
Steven C. Parrish	$1,250,000
Michael E. Szymanczyk	$2,000,000
Charles R. Wall	$2,000,000

The maximum award amounts for the 2006 annual incentive awards were determined based on a performance incentive pool equal to 0.25% of the 2006 adjusted net earnings of the Company. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual award amounts are limited to the shareholder-approved maximum defined in the 2005 Performance Incentive Plan of $10.0 million.

Long-Term Performance Incentive Awards. On January 31, 2007, the Compensation Committee approved long-term incentive awards for the three-year cycle ended December 31, 2006, payable in cash, to the following executive officers, as follows:

Name	Long-Term Incentive Award
Louis C. Camilleri	$15,000,000
Dinyar S. Devitre	$5,175,000
Steven C. Parrish	$6,250,000
Michael E. Szymanczyk	$7,675,000
Charles R. Wall	$7,400,000

The maximum award amounts that can be paid to the officers covered by the compensation formula as a group are 0.25% of the three-year cumulative adjusted net earnings. In addition, individual awards are limited to the stockholder-approved maximum of $24 million as provided in the 2005 Performance Incentive Plan.

2007 and 2008 Programs

In addition, on January 31, 2007, the Compensation Committee approved formulas for determining the maximum award amounts for 2007 annual incentive awards and long-term awards for the 2007-2009 performance cycle of the Long-Term Incentive Plan. These formulas reflect the Company’s intention to qualify, to the extent possible, cash compensation paid to officers as tax deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

Under each formula, the maximum award amounts are determined based on a performance incentive pool equal to 0.25% of adjusted net earnings of the Company for each respective performance cycle, i.e., 2007 adjusted net earnings under the 2007 Annual Incentive Plan and three-year cumulative adjusted net earnings under the 2007 – 2009 performance cycle of the Long-Term Incentive Plan. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual award amounts are limited to the shareholder-approved maximum defined in the 2005 Performance Incentive Plan: $10.0 million for the annual incentive awards and $8 million for each of the three years of the 2007 – 2009 performance cycle of the Long-Term Incentive Plan.

At the conclusion of each performance cycle the respective performance pools will be calculated and divided among the covered officers. The Chairman and the Chief Executive Officer’s maximum award under both plans is limited to one-third of each pool, and the remaining covered officers each will be eligible for a maximum award equal to one-sixth of each remaining pool, in each case, subject to the individual maximums defined in the 2005 Performance Incentive Plan.

In addition, on January 31, 2007, the Compensation Committee approved a formula for determining the maximum award amounts for 2008 deferred stock awards, which formula reflects the Company’s intention to qualify, to the extent possible, stock awards made to officers as tax deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

The maximum deferred stock award grant value amounts for the 2008 deferred stock awards are determined based on a performance incentive pool equal to 0.5% of the adjusted net earnings of the Company. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual awards are limited to the shareholder-approved maximum defined in the 2005 Performance Incentive Plan of one million shares.

At the conclusion of 2007, the performance pool for the 2008 deferred stock awards will be calculated and divided among the covered officers. The Chairman and the Chief Executive Officer’s maximum award is equal to one-third of the pool and the remaining covered officers each will be eligible for a maximum award up to an equal share of the remaining pool, in each case, subject to the individual maximum defined in the 2005 Performance Incentive Plan.

The Company will provide additional information regarding the compensation of its executive officers in its proxy statement for the 2007 Annual Meeting of Shareholders, which will be issued in mid-March.

A form of deferred stock agreement is attached as an Exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Form of Deferred Stock Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By: /s/ G. PENN HOLSENBECK

Name:	G. Penn Holsenbeck
Title:	Vice President, Associate General

Counsel and Corporate Secretary

DATE: February 2, 2007